Exhibit 10.1
Vaxcyte, Inc.
PSU Award Grant Notice
(2020 Equity Incentive Plan)
Vaxcyte, Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance restricted stock units specified and on the terms set forth below (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the PSU Award Agreement (the “Agreement”), both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement, as applicable.
Participant:

Date of Grant:

Target Number of Performance Restricted Stock Units:
Vesting Schedule: The vesting criteria for the PSU Award are set forth on Exhibit 1 hereto. Vesting shall terminate upon the Participant’s termination of Continuous Service. The Performance Period for the PSU Award shall be the four year period commencing on the Date of Grant. If a Corporate Transaction is consummated prior to the end of such four year period, the Performance Period shall end upon the date upon which the Corporate Transaction is consummated.
Issuance Schedule:    One share of Common Stock will be issued for each Performance Restricted Stock Unit which vests, such issuance to be made at the time set forth in Section 5 of the Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

Vaxcyte, Inc.     Participant:

By:
    Signature    Signature
Title:         Date:

Date:

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EXHIBIT 1
Performance Vesting Criteria. The attainment of the performance vesting condition will be based on Company’s percentile rank within the Peer Group based on TSR (as defined below) during the Performance Period (as defined below), as described in this Exhibit 1. The percentile ranks and the corresponding payout percentages (as a percentage of target) are set forth in the following chart.

Percentile Rank	Payout Percentage (number of shares of Common Stock as a Percent of Target )
95th percentile and above	250%
90th percentile	200%
75th percentile	100%
60th percentile	50%
below 60th Percentile	0%

There shall be straight line interpolation to determine the payout percentage earned for results at or above the 60th percentile and falling within the percentile ranges specified in the above chart. If absolute TSR performance for the Company is not positive over the Performance Period, payout is capped at 100% of target, regardless of relative positioning.

For purposes of determining the applicable level of performance, the following definitions shall apply:

The "Beginning Stock Price" for the Company and each member of the Peer Group shall equal the average closing price for such company's common equity on the principal exchange on which such equity is traded for each of the 20 trading days in the period ending on the trading day immediately prior to the Grant Date, after adjusting for the Dividend Value, as applicable.

The "Ending Stock Price" for the Company and each member of the Peer Group shall (except as set forth below in the case of a Change in Control) equal the average closing price for such company's common equity on the principal exchange on which such equity is traded for each of the final 20 trading days in the Performance Period, after adjusting for the Dividend Value, as applicable.

The "Dividend Value" shall mean the value of any dividends paid on a share in the 20 trading days in the period ending on the trading day immediately prior to the Grant Date or during the Performance Period (as applicable), with the payment date deemed to have occurred on the ex-dividend date for such dividend and the amount of such dividend deemed reinvested in shares of the applicable issuer as of the ex-dividend date (based on the closing price of such shares on such date).

The "Performance Period" shall mean the four year period commencing on the Grant Date, subject to the special rule below applicable in the case of a Corporate Transaction.

The "Peer Group" shall consist of the companies which comprised the NASDAQ Biotechnology Index as of the Grant Date; provided, however, that (i) any company included in the Peer Group which ceases to be publicly traded during the Performance Period shall be removed from the Peer Group and (ii) any company included in the Peer Group which subsequently reorganizes under the United States Bankruptcy Code (or any successor or comparable law) shall remain in the Peer Group and all such companies described in this clause (ii) (if any) shall be deemed to be ranked below all other companies in the Peer Group.

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"TSR" shall mean the percent return of an applicable share of common equity of the Company or a member of the Peer Group, determined using the following calculation:

TSR = (Ending Stock Price - Beginning Stock Price)/(Beginning Stock Price)

Following the completion of the Performance Period, the vesting of the PSU shall be determined by the Committee or its delegate by (1) calculating the TSR of the Company and each member of the Peer Group for the Performance Period and (2) determining the Company’s ranking within the Peer Group based on its TSR for the Performance Period.
Notwithstanding anything herein to the contrary, in the event that a Corporate Transaction occurs prior to the scheduled end of the Performance Period, the Performance Period will be deemed to have ended immediately prior to the consummation of the Corporate Transaction and the vesting of the PSU shall be determined as set forth above, except that the Ending Stock Price for the Company shall be based upon the price per share in the Corporate Transaction, as determined by the Committee and without using any trailing average. For the other members of the Peer Group the Ending Stock Price shall be based on a 20 trading day period ending on a date which is prior to and as close as practicable to the date of the Corporate Transaction. Such vesting shall occur upon the occurrence of the Corporate Transaction, and the Recipient’s rights with respect to the PSUs shall not be subject to any further restrictions or conditions.
Continuous Employment Required. No PSUs shall vest unless on the applicable vesting date you have been in Continuous Service since the Grant Date. If your Continuous Service terminates any reason prior to the end of the Performance Period, then any PSUs that have not vested shall be forfeited immediately upon such cessation of Continuous Service without any payment to you.

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Vaxcyte, Inc.
2020 Equity Incentive Plan

PSU Award Agreement
As reflected by your PSU Award Grant Notice (“Grant Notice”), Vaxcyte, Inc. (the “Company”) has granted you a PSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of performance restricted stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this PSU Award Agreement for your PSU Award (the “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1.Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan. Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Grant of the PSU Award. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of performance restricted stock units calculated as set forth in the Grant Notice subject to your satisfaction of the vesting conditions set forth therein (the “Performance Restricted Stock Units”). Any additional Performance Restricted Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Restricted Stock Units covered by your PSU Award.
3.Dividends. Without limitation of the rules governing calculation of TSR set forth in Exhibit 1 to the Grant Notice, you shall receive no benefit or adjustment to your PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.
4.Responsibility for Taxes.
(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items associated with the grant or vesting of the PSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this

PSU Award, including, but not limited to, the grant or vesting of the PSU Award, the issuance of
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Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by one or a combination of the following methods: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company and/or the Service Recipient; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Performance Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay or reimburse the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(c)The Company and/or the Service Recipient may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash from the Company or the Service Recipient (with no entitlement to the Common Stock equivalent), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any Tax Liability directly to the applicable tax authority or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the PSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.
(d)You acknowledge that you may not participate in the Plan and the Company shall have no obligation to issue or deliver shares of Common Stock until you have fully satisfied any applicable Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to issue or deliver to you any Common Stock in respect of the PSU Award.
5.Date of Issuance.
(a)The issuance of shares in respect of the Performance Restricted Stock Units is intended to comply with U.S. Treasury Regulations Section 1.409A-1(b)(4) and will be construed
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and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Performance Restricted Stock Units vests, the Company shall issue to you, as soon as practicable following the completion of the Performance Period (including as it may be shortened due to a Corporate Transaction) one (1) share of Common Stock for each vested Performance Restricted Stock Unit on the applicable vesting date. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective Insider Trading Policy, or (2) on a date when you are otherwise permitted (under the Company’s then-effective Insider Trading Policy, federal law, or otherwise) to (A) sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement) or (B) acquire shares of Common Stock), and
(ii)either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market or acquiring shares of Common Stock, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
6.Nature of Grant. In accepting the PSU Award, you acknowledge, understand and agree that the PSU Award and your participation in the Plan shall not create a right to employment or other service relationship with the Company, and the PSU Award and your participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company or the Service Recipient, as applicable, to terminate your Continuous Service (if any).
7.Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
8.Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
9.No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to any Tax Liability arising from the PSU Award and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult
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with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
11.Governing Law and Venue. The PSU Award and the provisions of this Agreement are governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of Delaware, and no other courts, where this grant is made and/or to be performed.
12.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Performance Restricted Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Common Stock.
14.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
15.Imposition of Other Requirement. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSU and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
17.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.
18.Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.
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